Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Standard Parking Corporation for the registration of common stock and to the incorporation by reference therein of our reports dated March 12, 2009, with respect to the consolidated financial statements and schedule of Standard Parking Corporation, and the effectiveness of internal control over financial reporting of Standard Parking Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
September 25, 2009